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                                                                ORDER 2000-12-21

                                                       SERVED: DECEMBER 28, 2000

[DEPARTMENT OF              UNITED STATES OF AMERICA
TRANSPORTATION            DEPARTMENT OF TRANSPORTATION
UNITED STATES OF            OFFICE OF THE SECRETARY
AMERICA LOGO]                  WASHINGTON, D.C.

                   Issued by the Department of Transportation
                        on the 22ND DAY OF DECEMBER, 2000

---------------------------------
 Essential air service at

     HARRISON, ARKANSAS                                  DOCKET OST-1997-2935-23

 under 49 U.S.C. 41731 et seq.
---------------------------------

                    ORDER APPROVING ALTERNATE SERVICE PATTERN

BACKGROUND

By Order 99-12-28, December 29, 1999, the Department reselected Big Sky Transportation Co., d/b/a Big Sky Airlines, to provide essential air service at Harrison, Arkansas, for the two-year period ending November 30, 2001, by operating two round trips each weekday and weekend to both Dallas/Ft. Worth and St. Louis with 19-seat Fairchild Metro III or Metro 23 aircraft. Big Sky provides Harrison's service over routes that also serve Hot Springs, Arkansas, whose service to Dallas/Ft. Worth is subsidized, and Mountain Home, Arkansas, whose service is not subsidized. Under Order 99-12-28, the current subsidy for the routes is $2,251,181 annually.(1)

CARRIER PROPOSAL

By letter dated December 13, 2000, Big Sky requests that the Department allow it to revise its operations in order to provide Harrison with an early-morning flight to Dallas/Ft. Worth, as well as to provide the community two-and-a-half round trips to Dallas/Ft. Worth and one-and-a-half round trips to St. Louis each weekday and weekend -- i.e., Harrison would gain a flight from Dallas/Ft. Worth in lieu of a flight from St. Louis.(2) Big Sky proposes no change in its current subsidy rate, and wishes to implement the alternate pattern on January 30, 2001, for a trial period of at least 90 days, but would like to retain the flexibility to revert to the current pattern if the trial is not successful.

COMMUNITY COMMENTS

Letters supporting Big Sky's proposal have been submitted by the Mayor of Harrison, the Manager of the Boone County Airport, the President of the Harrison Chamber of Commerce, and Ledbetter & Associates, Ltd., a Harrison law firm.

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(1) See Appendix A for a map.
(2) See Appendix B for details of Big Sky's present and proposed service patterns. Big Sky's proposal would not affect current service levels at either Hot Springs or Mountain Home.



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DECISION

We have decided to approve the alternate service pattern proposed by Big Sky, which has the community's strong support. We expect that Big Sky's proposed changes will enhance Harrison's service to Dallas/Ft. Worth, both by providing an additional flight and by enabling Big Sky to offer the community better-timed flights generally. The carrier may, of course, revert to the current pattern authorized by Order 99-12-28 if the alternate pattern does not meet expectations. Because the total number of subsidy-eligible arrivals and departures at Harrison and Hot Springs will remain unchanged by the alternate pattern, there is no need for us to revise the current subsidy payout rate.(3)

Our review of Harrison's traffic data, submitted by Big Sky in connection with its request, indicates that travelers prefer service to Dallas/Ft. Worth over St. Louis by a ratio of more than three to one. During the 12 months ended June 30, 2000, Harrison averaged 5.2 enplanements per service day to Dallas/Ft. Worth but only 1.4 enplanements per service day to St. Louis -- less than one passenger per flight on 19-seat aircraft.(4)

We wish to alert the Harrison community that the Department's appropriation prohibits us from paying subsidy to support essential air service at communities that fail to meet certain eligibility criteria, including communities whose subsidy amounts to more than $200 per passenger unless they are more than 210 highway miles from the nearest large or medium hub. Harrison is 183 highway miles from a medium-hub airport at Tulsa, Oklahoma, and its subsidy is currently $270 per passenger.(5) The high subsidy-per-passenger figure is strongly influenced by the poorly used service to St. Louis, which is jeopardizing Harrison's retention of its eligibility for any subsidized service at all.

Under the circumstances, we encourage the Harrison community and Big Sky to reexamine the community's service needs beyond the end of the current rate term, particularly by considering


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(3) See Order 99-12-28, App. C, pp. 3-4. The payout rate for Harrison and Hot
    Springs remains $420.62 per arrival/departure, with a maximum of 108 subsidy-eligible arrivals and departures each week: 48 at Harrison (now proposed as 30 rather than 24 to/from Dallas/Ft. Worth and 18 rather than 24 to/from St. Louis) plus 60 at Hot Springs (remaining 36 to/from Dallas/Ft. Worth and 24 to/from St. Louis).

(4) Based on 3,281 Harrison-Dallas/Ft. Worth and 891 Harrison-St. Louis origin-and-destination passengers. Enplanements represent one-half of origin-and-destination traffic, and the averages cited above are based on 313 service days (weekdays and weekends) in a year.

(5) Annual subsidy of $1,125,591 (half the subsidy Harrison shares with Hot Springs) divided by 4,172 origin-and-destination passengers. As published in the FAA's annual report, Airport Activity Statistics of Certificated Route Carriers, hub classifications are based on each hub's enplanements as a percentage of all U.S. enplanements. A large hub accounts for at least 1.00 percent, a medium hub for at least 0.25 but less than 1.00 percent, and a small hub for at least 0.05 but less than 0.25 percent. During calendar year 1999, the most recent year for which data are available, Tulsa accounted for
    0.27 percent of all U.S. enplanements.




                                       -2-


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the possibility of eliminating service to St. Louis altogether in favor of improved service to Dallas/Ft. Worth.(6)

This order is issued under authority assigned in 14 CFR 385.12(k)(3).

ACCORDINGLY,

1. We approve the alternative service pattern of Big Sky Transportation Co., d/b/a Big Sky Airlines, to provide essential air service at Harrison, Arkansas, as described in Appendix B; and

2. We will serve a copy of this order on the mayor and airport manager of Harrison, Arkansas, and Big Sky Transportation Co., d/b/a Big Sky Airlines.

Persons entitled to petition the Department for review of this order under the Department's Regulations, 14 CFR 385.30, must file such petitions within ten days after the date of service of this order.

This order will be effective immediately, and the filing of a petition for review shall not preclude its effectiveness.


By:




                               RANDALL D. BENNETT
                                Acting Director
                          Office of Aviation Analysis


(SEAL)

               An electronic version of this document is available
                  on the World Wide Web at http://dms.dot.gov



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(6) Hot Springs and Mountain Home are incidental beneficiaries of Harrison's service to St. Louis, and the elimination of that service would affect those two communities. However, Hot Springs is guaranteed service only to Dallas/Ft. Worth, and Mountain Home is not an essential air service point and thus not eligible for subsidy at all.



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                                                                      APPENDIX A





                                     [MAP]








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                                                                      APPENDIX B


                       BIG SKY ROUTINGS AND SERVICE LEVELS

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                                     PRESENT

EACH WEEKDAY AND WEEKEND

HOT-DFW-HOT-HRO-WMH-STL-WMH-HRO-HOT-DFW-HOT-HRO-WMH-STL-WMH-HRO-HOT-DFW-HOT

HRO-DFW     2 RTs via HOT (inside-out service)
HRO-STL     2 RTs via WMH
HOT-DFW     3 RTs nonstop
HOT-STL     2 RTs via HRO and WMH
WMH-DFW     2 RTs via HRO and HOT (inside-out service)
WMH-STL     2 RTs nonstop

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                                    PROPOSED

EACH WEEKDAY

HRO-HOT-DFW-HOT-HRO-WMH-STL-WMH-HRO-HOT-DFW-HOT-HRO-WMH-STL-WMH-HOT-DFW-HOT-HRO


HRO-DFW     2 l/2 RTs via HOT
HRO-STL     1 l/2 RTs via WMH
HOT-DFW     3 RTs nonstop
HOT-STL     2 RTs via HRO and WMH
WMH-DFW     2 RTs via HRO and HOT, except second inbound flight via HOT only
            (inside-out service)
WMH-STL     2 RTs nonstop

EACH WEEKEND

HRO-HOT-DFW-HOT-HRO-WMH-STL-WMH-HRO-HOT-DFW-HOT-WMH-STL-WMH-HRO-HOT-DFW-HOT-HRO


HRO-DFW     2 l/2 RTs via HOT
HRO-STL     1 l/2 RTs via WMH
HOT-DFW     3 RTs nonstop
HOT-STL     2 RTs via HRO and WMH, except second inbound flight via WMH only
WMH-DFW     2 RTs via HRO and HOT, except second outbound flight via HOT only
            (inside-out service)
WMH-STL     2 RTs nonstop

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DFW   Dallas/Ft. Worth, Texas
HOT   Hot Springs, Arkansas
HRO   Harrison, Arkansas
WMH   Mountain Home, Arkansas
STL   St. Louis, Missouri

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